Filed Pursuant to Rule 424(b)(3)
Registration No. 333-142849
RESALE PROSPECTUS

14,191,729 Shares of Common Stock

     Who is offering the common stock and receiving proceeds from any sales. The shares of common stock described in this prospectus are being offered for sale from time to time by the selling stockholder named herein who acquired the shares in connection with Citigroup’s acquisition of certain subsidiaries of Corporación UBC Internacional S.A. The selling stockholder will receive all of the proceeds from any sales. Citigroup will not receive any of the proceeds.
     How sales will be made; price of shares. The selling stockholder may sell the shares of common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. Shares may be sold at the market price of the common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares.
     Fees and expenses. The selling stockholder will pay all brokerage fees and commissions and similar sale-related expenses. Citigroup is paying expenses relating to the registration of the shares with the Securities and Exchange Commission.
     Citigroup’s common stock is listed on the New York Stock Exchange under the symbol “C”. On May 10, 2007, the last reported sale price for Citigroup’s common stock on the New York Stock Exchange was $53.20 per share.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 11, 2007

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FORWARD-LOOKING STATEMENTS
     This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on Citigroup’s management’s beliefs and assumptions and on information currently available to Citigroup’s management. Forward-looking statements include information concerning Citigroup’s possible or assumed future results of operations and statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.
     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, those discussed elsewhere in this prospectus and the documents incorporated by reference in this prospectus. You should not put undue reliance on any forward-looking statements. Citigroup does not have any intention or obligation to update forward-looking statements after it distributes this prospectus.
CITIGROUP INC.
     Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers Citigroup has more than 200 million customer accounts and does business in more than 100 countries. Citigroup’s activities are conducted through the Global Consumer, Markets & Banking, Global Wealth Management and Alternative Investments business segments. Citigroup’s principal subsidiaries are Citibank, N.A., Citigroup Global Markets Inc. and Grupo Financiero Banamex, S.A. de C.V., each of which is a wholly-owned, indirect subsidiary of Citigroup. Citigroup was incorporated in 1988 under the laws of the State of Delaware as a corporation with perpetual duration.
     Citigroup is a holding company and services its obligations primarily with dividends and advances that it receives from subsidiaries. Citigroup’s subsidiaries that operate in the banking and securities business can only pay dividends if they are in compliance with the applicable regulatory requirements imposed on them by federal and state bank regulatory authorities and securities regulators. Citigroup’s subsidiaries may be party to credit agreements that also may restrict their ability to pay dividends. Citigroup currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect Citigroup’s ability to service its own debt. Citigroup must also maintain the required capital levels of a bank holding company before it may pay dividends on its stock. Each of Citigroup’s major operating subsidiaries finances its operations on a stand-alone basis consistent with its capitalization and ratings.
     Under the regulations of the Federal Reserve, a bank holding company is expected to act as a source of financial strength for its subsidiary banks. As a result of this regulatory policy, the Federal Reserve might require Citigroup to commit resources to its subsidiary banks when doing so is not otherwise in the interests of Citigroup or its shareholders or creditors.
     Citigroup’s principal office is located at 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000.
RISK FACTORS
     Investing in our common stock involves risk. Please see the risk factors described in our Annual Report on Form 10-K for our most recent fiscal year, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment.
USE OF PROCEEDS
     All shares of common stock sold pursuant to this prospectus will be sold by the selling stockholder and Citigroup will not receive any of the proceeds from such sales.
SELLING STOCKHOLDER
     The selling stockholder acquired the shares of common stock offered by this prospectus from Citigroup in connection with the acquisition of certain subsidiaries of Corporación UBC Internacional S.A. by Citigroup in May 2007.
     The registration of these shares does not necessarily mean that the selling stockholder will sell all or any of the shares.
     The following table provides information regarding the beneficial ownership of Citigroup’s common stock by the selling stockholder, as of May 10, 2007. The number of shares set forth in the table below represents all shares of Citigroup’s common stock owned by the selling stockholder.
     The information provided in the table below with respect to the selling stockholder has been obtained from the selling stockholder and Citigroup has not sought to verify this information.

	Number of Shares Beneficially	Number of Shares Being
Name of Selling Stockholder	Owned Prior to the Offering	Offered (1)

Corporación UBC Internacional S.A.	14,191,729	14,191,729

(1)	Represents less than 1% of Citigroup’s outstanding common stock.

PLAN OF DISTRIBUTION
     Citigroup is registering the shares of common stock covered by this prospectus for the selling stockholder. Pursuant to an acquisition agreement, dated as of December 13, 2006 and amended as of May 9, 2007, Citibank Overseas Investment Corporation, an indirect, wholly-owned subsidiary of Citigroup, agreed to cause Citigroup to register the resale of the common stock owned by the selling stockholder. Under the acquisition agreement, Citibank Overseas Investment Corporation also agreed that it would pay the costs and fees of registering the shares of common stock; however, the selling stockholder will pay any brokerage commissions relating to the sale of the shares of common stock.
     The selling stockholder may sell the common stock being offered hereby in one or more of the following ways at various times:
•	directly to institutional investors; or

•	through agents to the public or to institutional investors.
     The selling stockholder may offer its shares of common stock in one or more offerings pursuant to one or more prospectus supplements, if required by applicable law, and any such prospectus supplement will set forth the terms of the relevant offering to the extent required.
     The selling stockholder will act independently of Citigroup in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell the common stock on the New York Stock Exchange or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.
     The selling stockholder may negotiate and pay broker-dealers’ commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholder may allow other broker-dealers to participate in resales. The selling stockholder and any broker-dealers involved in the sale or resale of the common stock may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If the selling stockholder qualifies as an “underwriter,” it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.
LEGAL MATTERS
     The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by Michel S. Zuckert, General Counsel, Finance and Capital Markets of Citigroup, 425 Park Avenue, New York, New York 10043. Mr. Zuckert beneficially owns, or has rights to acquire under Citigroup’s employee benefit plans, an aggregate of less than 1% of Citigroup’s common stock.
EXPERTS
     The consolidated financial statements of Citigroup Inc. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference in this prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP on the consolidated financial statements refers to changes in 2006, in Citigroup’s methods of accounting for defined benefit pensions and other postretirement benefits, stock-based compensation, certain hybrid financial instruments and servicing of financial assets, and in 2005, in Citigroup’s method of accounting for conditional asset retirement obligations associated with operating leases.

WHERE YOU CAN FIND MORE INFORMATION
     As required by the Securities Act of 1933, Citigroup filed a registration statement (No. 333- ) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information. Citigroup has filed the exhibits discussed in this prospectus with the registration statement, and you should read the exhibits carefully for provisions that may be important to you.
     Citigroup files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Citigroup files at the SEC’s public reference room in Washington, D.C. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.
     The SEC allows Citigroup to “incorporate by reference” the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup files with the SEC will automatically update the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. Citigroup incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 1-09924):
     (a) Annual Report on Form 10-K for the year ended December 31, 2006; and
     (b) Current Reports on Form 8-K filed on January 9, 2007, January 19, 2007, February 2, 2007, February 7, 2007, February 12, 2007, February 16, 2007, February 27, 2007, March 1, 2007, March 6, 2007, March 7, 2007, March 8, 2007, March 15, 2007, March 19, 2007, April 11, 2007, April 16, 2007, April 17, 2007 and April 27, 2007.
     All documents Citigroup files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date the broker-dealer subsidiaries of Citigroup stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.
     You may request a copy of these filings, at no cost, by writing or telephoning Citigroup at the following address:
Citigroup Document Services
140 58th Street, Suite 8G
Brooklyn, NY 11220
(877) 936-2737 (toll free)
(718) 765-6514 (outside the U.S.)
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     You should only rely on the information provided in this prospectus, as well as the information incorporated by reference. Citigroup is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Citigroup’s business, financial condition, results of operations and prospects may have changed since that date.

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